EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Benefits Committee
Wachovia Corporation

     We consent to the incorporation by reference in the Registration Statement (No. 333-11613) on Form S-8 of the Wachovia Savings Plan (the Plan), of our report dated June 9, 2005, relating to the statements of net assets available for benefits as of December 31, 2004 and 2003, and the statement of changes in net assets available for benefits for the year ended December 31, 2004, and the related supplemental schedule, which report appears in the December 31, 2004 Annual Report on Form 11-K of the Plan.

/s/ KPMG LLP

Charlotte, North Carolina
June 9, 2005